Exhibit 7.1

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13D, and any amendments hereto, relating to the common stock, par value of US$0.0001 per share of Foxx Development Holdings Inc., a Delaware corporation whose principal executive office is in Irvine, California, shall be filed on behalf of the undersigned.

September 27, 2024

BRR Investment Corporation		Lapistone Trust LLC, Trustee of BRR Investment Corporation

By:	/s/ Chunni Ren	/s/ Joshua Yang
Name:	Chunni Ren	Name:	Joshua Yang
Title:	Director	Title:	Trustee